Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated March 31, 2003, relating to the financial statements of the Pruco Life Variable Universal Account, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 11, 2003 relating to the consolidated financial statements of Pruco Life Insurance Company and Subsidiary, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 5, 2003